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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934*





                                 STAMPS.COM INC.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                   852857 10 1
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

                                  JUNE 24, 1999
--------------------------------------------------------------------------------
                     (DATE OF EVENT WHICH REQUIRES FILING OF
                                 THIS STATEMENT)





        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        [ ]  Rule 13d-1(b)

        [ ]  Rule 13d-1(c)

        [X]  Rule 13d-1(d)

----------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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-----------------------------------
CUSIP NO. 852857 10 1                              13G
-----------------------------------


--------------------------------------------------------------------------------
1.          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            Brentwood Associates VIII, L.P.
--------------------------------------------------------------------------------
2.          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [ ]

--------------------------------------------------------------------------------
3.          SEC USE ONLY


--------------------------------------------------------------------------------
4.          CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
      NUMBER OF        5.   SOLE VOTING POWER
       SHARES
    BENEFICIALLY            5,204,590 shares of common stock(1)
      OWNED BY
        EACH
      REPORTING
       PERSON
        WITH
                       ---------------------------------------------------------
                       6.   SHARED VOTING POWER

                            N/A
                       ---------------------------------------------------------
                       7.   SOLE DISPOSITIVE POWER

                            5,204,590 shares of common stock(1)
                       ---------------------------------------------------------
                       8.   SHARED DISPOSITIVE POWER

                            N/A
--------------------------------------------------------------------------------



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--------------------------------------------------------------------------------
9.          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,204,590 shares of common stock(1)
--------------------------------------------------------------------------------
10.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

            N/A
--------------------------------------------------------------------------------
11.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            14.9% of shares of outstanding common stock
--------------------------------------------------------------------------------
12.         TYPE OF REPORTING PERSON

            PN
--------------------------------------------------------------------------------

(1) Brentwood Associates VIII, L.P. holds directly 5,204,590 shares of the common stock of the Issuer. Brentwood VIII Ventures LLC is the general partner of Brentwood Associates VIII, L.P.

* SEE INSTRUCTIONS BEFORE FILLING OUT!



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-----------------------------------
CUSIP NO. 852857 10 1                              13G
-----------------------------------


--------------------------------------------------------------------------------
1.          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            Brentwood VIII Ventures LLC
--------------------------------------------------------------------------------
2.          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [ ]

--------------------------------------------------------------------------------
3.          SEC USE ONLY


--------------------------------------------------------------------------------
4.          CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
      NUMBER OF        5.   SOLE VOTING POWER
       SHARES
    BENEFICIALLY            5,204,590 shares of common stock(2)
      OWNED BY
        EACH
      REPORTING
       PERSON
        WITH
                       ---------------------------------------------------------
                       6.   SHARED VOTING POWER

                            N/A
                       ---------------------------------------------------------
                       7.   SOLE DISPOSITIVE POWER

                            5,204,590 shares of common stock(2)
                       ---------------------------------------------------------
                       8.   SHARED DISPOSITIVE POWER

                            N/A
--------------------------------------------------------------------------------



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--------------------------------------------------------------------------------
9.          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,204,590 shares of common stock(2)
--------------------------------------------------------------------------------
10.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

            N/A
--------------------------------------------------------------------------------
11.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            14.9% of shares of outstanding common stock
--------------------------------------------------------------------------------
12.         TYPE OF REPORTING PERSON

            OO
--------------------------------------------------------------------------------

(2) Brentwood VIII Ventures LLC is the general partner of Brentwood Associates VIII, L.P., which holds directly 5,204,590 shares of the common stock of the Issuer.

* SEE INSTRUCTIONS BEFORE FILLING OUT!



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ITEM 1(a)      NAME OF ISSUER:

            Stamps.com Inc.

ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            3420 Ocean Park Boulevard, Suite 1040, Santa Monica, CA 90405


ITEM 2(a)      NAME OF PERSONS FILING:

            Brentwood Associates VIII, L.P.
            Brentwood VIII Ventures LLC

            The statement on this Schedule 13G is filed on behalf of the persons listed above pursuant to Rule 13d-1(k)(1). The Joint Filing Agreement dated February 8, 2000 among the Reporting Persons is set forth in Exhibit I hereto and is incorporated herein by reference.

ITEM 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            11150 Santa Monica Blvd., Suite 1200, Los Angeles, CA 90025


ITEM 2(c)      CITIZENSHIP:

            Delaware

ITEM 2(d)      TITLE OF CLASS OF SECURITIES:

            Common Stock

ITEM 2(e)      CUSIP NUMBER:

            852857 10 1

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

            N/A

ITEM 4  OWNERSHIP:

            (a)    Amount Beneficially Owned:

                     Brentwood Associates VIII, L.P.: 5,204,590 (see cover page) Brentwood VIII Ventures LLC: 5,204,590 (see cover page)

            (b)    Percent of Class:



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                     Brentwood Associates VIII, L.P.: 14.9% (see cover page)
                     Brentwood VIII Ventures LLC: 14.9% (see cover page)

            (c)    Number of Shares as to which such person has:

               (i)   sole power to vote or to direct the vote:

                     Brentwood Associates VIII, L.P.: 5,204,590 (see cover page) Brentwood VIII Ventures LLC: 5,204,590 (see cover page)

               (ii)  shared power to vote or direct the vote: N/A

               (iii) sole power to dispose or to direct the disposition of:

                     Brentwood Associates VIII, L.P.: 5,204,590 (see cover page) Brentwood VIII Ventures LLC: 5,204,590 (see cover page)

               (iv)  shared power to dispose or to direct the disposition of:
                     N/A


ITEM 5  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

            N/A

ITEM 6  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               The general partner of Brentwood Associates VIII, L.P. is Brentwood VIII Ventures LLC, a Delaware limited liability company, which may be deemed to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock owned by Brentwood Associates VIII, L.P.

               Information contained in this Schedule 13G is provided solely for the purpose of complying with Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as amended. Brentwood VIII Ventures LLC disclaims beneficial ownership of the securities described herein for any other purpose.


ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

            N/A

ITEM 8  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

            N/A



                                       7
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ITEM 9  NOTICE OF DISSOLUTION OF GROUP:

            N/A

ITEM 10 CERTIFICATION:

            N/A



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                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

DATE:          February 8, 2000



                                            BRENTWOOD ASSOCIATES VIII, L.P.,
                                            a Delaware limited partnership

                                            By:  Brentwood VIII Ventures LLC,
                                                 a Delaware limited liability
                                                  company
                                                 Its:  General Partner


                                                 By:   /s/ G. Bradford Jones
                                                    ----------------------------
                                                       G. Bradford Jones
                                                       Managing Member



                                            BRENTWOOD VIII VENTURES LLC,
                                            a Delaware limited liability company

                                            By:    /s/ G. Bradford Jones
                                               ---------------------------------
                                                   G. Bradford Jones
                                                   Managing Member



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